EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated March 30, 2017, except for Note 18, “Reverse Stock Split” and “Amendment to $2,500,000 Promissory Note”, as to which the date is June 15, 2017 on the consolidated financial statements of Duos Technologies Group, Inc. and Subsidiaries, as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, included herein on the registration statement of Duos Technologies Group, Inc. Form S-1 Registration Statement, and to the reference to our firm under the heading “Experts” in the prospectus.

SALBERG & COMPANY, P.A.

/s/ Salberg & Company, P.A.

Boca Raton, Florida

December 20, 2017